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Arterial Vascular Engineering



Contact:          John Miller                           FOR IMMEDIATE RELEASE
                  Chief Financial Officer
                  Arterial Vascular Engineering, Inc.
                  (707) 525-0111

              AVE TO ACQUIRE BARD'S CORONARY CATHETER LAB BUSINESS

         Santa Rosa, CA - July 9, 1998 -- Arterial Vascular Engineering, Inc. ("AVE") (Nasdaq National Market: AVEI) today announced a definitive agreement to acquire the coronary catheter lab business of C.R. Bard, Inc. ("Bard") (NYSE:BCR), as well as rights to the supply by Bard of certain materials, for approximately $550 million in cash, excluding cash and certain receivables and subject to adjustment. Bard's coronary catheter lab business develops, manufactures and markets worldwide a broad range of catheter-based technologies used in less invasive treatment of cardiovascular disease. Its product offerings include coronary PTCA balloon catheters (including perfusion rapid exchange catheters), guidewires, guide catheters, coronary diagnostic catheters and guidewires; introducers and vessel closure devices; coronary stents; and various other coronary components and accessories. In 1997, Bard's coronary catheter lab business reported revenues of approximately $215 million. The acquisition will enable AVE to immediately participate in new areas of interventional cardiology through a wider product portfolio and access to new markets and customers.

         The acquisition is expected to be financed by term loans and revolving credit facilities syndicated among various banks and financial institutions, a commitment for which has already been received by AVE. AVE expects to incur a significant one-time charge related to the acquisition, largely in connection with the write-off of in-process research and development. It is expected that the transaction will be modestly accretive to AVE's fiscal and calendar 1999 results. The acquisition is expected to be completed by the autumn of 1998, subject to obtaining antitrust clearance and certain other closing conditions.

         "Our acquisition of Bard's coronary catheter lab business represents a significant step in developing new businesses to complement coronary stents and thereby becoming a broader and stronger company overall," said Scott Solano, AVE's president and chief executive officer. "Bard is a respected player in the interventional cardiology business, and this acquisition will allow us to leverage our proven ability to effectively compete in new and growing medical device markets with Bard's broad coronary product line. Its intellectual property portfolio, including its rights to perfusion rapid exchange catheters and certain balloon materials, provide a great complement to AVE's ongoing research and development programs. It also possesses an investment interest in and distribution rights to percutaneous transmyocardial revascularization technology, and additionally has other attractive distribution and R&D relationships."

                                   -- MORE --


ARTERIAL VASCULAR ENGINEERING, INC.
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3576 UNOCAL PLACE                                           Tel: (707) 525-0111
SANTA ROSA, CALIFORNIA  95403                               Fax: (707) 525-0114

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ARTERIAL VASCULAR ENGINEERING
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         "Bard's  broad  array  of  interventional   cardiology  components  and
accessories will also strengthen AVE's leadership  position in coronary stents,"
Mr.   Solano   continued.   "The   transaction   will   provide   AVE  with  two
state-of-the-art  manufacturing  facilities  in  Billerica,   Massachusetts  and
Galway, Ireland, and over 1,900 employees in manufacturing, sales and marketing, and research and development. AVE will also acquire additional direct sales organizations abroad, thus expanding our global presence. Bard was an early pioneer and leader in interventional cardiology, and we look forward to
expanding  our   leadership  in  coronary  stent  systems  to  this  new  market opportunity in order to continue to provide the best available technology to persons suffering from various forms of cardiovascular disease."

         Headquartered in Santa Rosa, California, Arterial Vascular Engineering, Inc. is a leading provider of highly specialized stent and balloon angioplasty systems for less invasive interventional treatment of cardiovascular disease. AVE sells its stent and balloon angioplasty systems in more than 40 countries, including its coronary stent systems in the United States.

         Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including the ability of the company to successfully integrate the operations of acquired businesses and the risks of business acquisitions generally, variations in the level of sale and earnings, the ability to manage growth effectively, the ability to successfully introduce and achieve market acceptance for new products and continued demand for products generally, the effects of competition and pricing pressure, the rapid and significant technological change that characterizes the medical device industry and the ability to continue to respond to such technological change, as well as the other risks detailed from time to time in documents filed by AVE with the SEC, including the report on Form 10-K for the year ended June 30, 1997 and the report on Form 10-Q for the quarterly period ended March 31, 1998.

                                       ###



A telephonic press conference will be held today, July 9, at 9:00am Eastern Time. To participate in the conference, dial 719-457-2629 five to ten minutes prior to the scheduled start time and reference Confirmation Code 505284.




ARTERIAL VASCULAR ENGINEERING, INC.
--------------------------------------------------------------------------------
3576 UNOCAL PLACE                                            Tel: (707) 525-0111
SANTA ROSA, CALIFORNIA  95403                                Fax: (707) 525-0114